SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 8, 2008

CHINA FIRE & SECURITY GROUP, INC.
(Exact name of registrant as specified in Charter)

Florida	000-50491	65-1193022
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

B-2508 TYG Center, C2
Dongsanhuanbeilu,
Chaoyang District, Beijing 100027,
People’s Republic of China
(Address of Principal Executive Offices)

(86-10) 8441-7400
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors; Election of Directors.

On September 3, 2008, Mr. Gene Michael Bennett, Mr. Qihong Wu, and Mr. Yushen Liu resigned as the directors of China Fire & Security Group, Inc. (the “Company”). They do not have any disagreements with the Company prior to their resignations.

On September 3, 2008, the Company appointed three new directors: Mr. Xuewen Xiao, who will serve as the Chairman of Nominating and Corporate Governance Committee and as a member of the Compensation Committee, Mr. Xianghua Li, who will serve on all three Committees (Audit, Compensation and Nominating and Corporte Governance Committees), and Mr. Albert McLelland, who will serve as the Chairman of the Audit Committee.

Mr. Xuewen Xiao has been president of Chongqing Iron & Steel Design & Research Institute and chairman of CISDI Engineering Co, Ltd, a state-owned company, since March 2003. Mr. Xiao started his career as an engineer in Chongqing Iron & Steel Design & Research Institute since April 1994. Mr. Xiao graduated from Tsinghua University with Master of Science degree in Mechanical Engineering in 1994.

Mr. Xianghua Li has been vice chairman of China Fire Protection Association since October 2003. From December 1984 to October 2003, Mr. Li held various positions in the Ministry of Public Security in charge of fire protection, equipment planning and staff training. Mr. Li's various positions within Chinese government were concentrated on fire protection. Mr. Li had his diploma from Military School of Mechanical Technology.

Mr. Albert McLelland has been senior managing director of AmPac Strategic Capital LLC (AmPac) since 2003. He is also a founder and managing director of AmPac-TDJ LLC. Prior to founding AmPac, Albert was responsible for cross-border transactions practice of PricewaterhouseCoopers’ (PwC) Financial Advisory Services. Albert possesses extensive investment and merchant banking experience. He has built two Asian based financial service firms in 1980-1990’s. He also ran corporate finance at CEF Taiwan Limited. Albert began his investment banking career at Shearson Lehman underwriting bond issues. Albert holds an MBA degree from the University of Chicago and a Master of International Affairs from Columbia University. He did his undergraduate studies at the University of South Florida and also studied Mandarin at the National Normal University in Taiwan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA FIRE & SECURITY GROUP, INC.

Date: September 8, 2008	By:	/s/ Brian Lin
Name: Brian Lin
Title: Chief Executive Officer